Exhibit 99.1

news

Contact	Mary Rawlings-Taylor Imation Corp Phone: 651-704-6796 E-mail: mjrawlings-taylor@imation.com

IMATION ANNOUNCES PLANNED SALE OF SPECIALTY PAPERS BUSINESS TO NEKOOSA COATED PRODUCTS

Divestiture further demonstrates Imation’s focus on profitable growth from its core data storage business

     OAKDALE, Minn., (June 15, 2005) - Imation Corp (NYSE: IMN), a worldwide leader in data storage media, today announced an agreement to sell its Specialty Papers business to Nekoosa Coated Products, LLC, for $17 million, with the potential for up to an additional $4 million consideration over the next three years, contingent on performance of the business. The business provides carbonless cut-sheet and digital carbonless paper for businesses and institutions such as printers, banks, and hospitals.

     Approximately 90 employees are expected to transfer as a part of the sale, which includes Imation’s Nekoosa, Wisconsin manufacturing facility. Under terms of the agreement, Nekoosa Coated Products, LLC, headed by Brian Dunsirn, president and chief executive officer, will purchase virtually all the assets of Imation’s Specialty Papers business. The transaction is expected to close by the end of second quarter, 2005, subject to normal closing conditions.

     “This transaction allows the Specialty Papers business to achieve its greatest long-term value by going forward as a company focused on the carbonless paper business and its customers. Brian Dunsirn has a track record of creating value in mid-sized manufacturing companies and positioning them for optimum growth. He knows the paper business well,” said Bruce Henderson, chairman and chief executive officer, Imation. “The sale of this business will benefit Imation’s shareholders, customers, and employees as we focus our company’s growth on opportunities in the data storage market.”

     “The acquisition of Imation’s Specialty Papers business, which has been a leader in the carbonless paper industry for almost four decades, and the launch of our new company, Nekoosa Coated Products, is an exciting opportunity for this experienced management team and this excellent group of employees,” said Brian Dunsirn, president and chief executive officer, Nekoosa Coated Products, LLC. “This business and the Nekoosa manufacturing facility itself are highly regarded in the industry for quality and innovation. We intend to continue this tradition of leadership and sound financial performance, and customers can expect the highest level of service and quality to continue.”

     Both companies emphasized that a carefully managed transition plan is being executed to ensure a smooth transfer of operations and uninterrupted supply to customers. Nekoosa Coated Products, LLC, will be based in Nekoosa, Wisconsin. Dunsirn Partners also operates several other Wisconsin-based companies including Dura-Fibre, LLC, which manufactures laminated paperboard products and Operon Systems, LLC, which provides productivity-enhancing software to paper converters and other industries.

     Imation’s Specialty Papers revenues were $45.6 million in 2004 and $10.2 million for the first quarter of 2005, respectively. The Company anticipates the sale will net approximately $14 million in cash, and an after-tax gain in the range of $4 million to $5 million to be recorded in discontinued operations, exclusive of any contingent additional future consideration.

About Nekoosa Coated Products

     Nekoosa Coated Products, LLC, is a new Wisconsin-based limited liability company formed by Dunsirn Partners, LLC and PS Capital Partners, LLC. The new company is headed by Brian Dunsirn, President of Dunsirn Partners and is headquartered in Nekoosa, Wis.

About Imation

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on the company’s website at http://www.imation.com.

Imation and the Imation logo are trademarks of Imation Corp.

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